LSB INDUSTRIES, INC.
                          16 SOUTH PENNSYLVANIA AVENUE
                              POST OFFICE BOX 754
                           OKLAHOMA CITY, OK  73101
                              FAX:  405-235-5067


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 1997


To the Stockholders of
LSB INDUSTRIES, INC.

     The Annual Meeting of the Stockholders of LSB Industries, Inc. (the "Company") will take place at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma, on Friday, June 27, 1997, at 11:30 a.m. (CST), for the purpose of considering and acting upon the following matters:

     (1)  The election of 5 nominees to the Board of Directors;

     (2)  The approval of the selection of independent auditors;

     (3) Shareholder proposal to amend the Company's Bylaws to prohibit the election to the Board of Directors of any person above the age of 70;

     (4)  Shareholder proposal relating to cumulative voting;

     (5)  Shareholder proposal relating to elimination of the staggered Board;
          and,

     (6) Any other business which properly may come before the meeting or any adjournment of the meeting.

     The Board of Directors has fixed the close of business on May 16, 1997, as the record date for the determination of holders of the voting common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the Annual Meeting.

     The Board of Directors recommends a vote "FOR" matters (1) and (2) and "AGAINST" the shareholder proposals (3), (4) and (5) for the reasons set forth in the accompanying Proxy Statement.

     To ensure the presence of a quorum at the Annual Meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

     The Company is distributing its 1996 Annual Report to Stockholders with the enclosed proxy soliciting material.

                              By order of the Board of Directors


                              David M. Shear
                              Secretary
Oklahoma City, Oklahoma
May 27, 1997




                              LSB INDUSTRIES, INC.
                             16 SOUTH PENNSYLVANIA
                              POST OFFICE BOX 754
                            OKLAHOMA CITY, OK  73101

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JUNE 27, 1997

                          SOLICITATION OF PROXIES


SOLICITATION.
_____________
This Proxy Statement is solicited on behalf of the Board of Directors of LSB Industries, Inc. (the "Company") and is hereby furnished to the stockholders of the Company to solicit their proxies for use at the Annual Meeting of Stockholders to take place on Friday, June 27, 1997 at 11:30 a.m. at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112 (the "Annual Meeting"). The Company may use the services of its directors, officers, and employees to solicit proxies personally or by telephone, without additional compensation therefore. The Company will bear all of the costs of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies. The Company has also retained the services of McCormick & Pryor Ltd. to aid in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses incurred by them.

REIMBURSEMENT OF EXPENSES.
__________________________
The Company will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting Common Stock and voting Preferred Stock.

REVOCATION OF PROXY.
____________________
Any stockholder giving his or her proxy may revoke it at any time before its exercise by notifying the Secretary of the Company, by facsimile or in writing.

MAILING OF PROXY STATEMENT AND PROXY CARD.
__________________________________________
This Proxy Statement and the Proxy Card are being first sent to the stockholders of the Company on or about May 27, 1997.

STOCKHOLDER PROPOSALS.
______________________
In order for the Company to include a stockholder proposal in the proxy materials for the Company's 1998 Annual Meeting of Stockholders, a stockholder must deliver the proposal in writing to the Secretary of the Company no later than January 26, 1998.


                         SECURITIES AND PRINCIPAL HOLDERS


RECORD DATE AND VOTING SECURITIES.
__________________________________
Only the record holders of shares of the voting Common Stock and voting Preferred Stock of the Company as of the close of business on May 16, 1997 (the "Record Date"), will have the right to receive notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had the following shares of voting Common Stock and voting Preferred Stock issued and outstanding; (a) 12,882,656 shares of Common Stock (excluding 2,031,820 shares held in treasury); (b) 1,539 shares of Convertible Noncumulative Preferred Stock; and (c) 20,000 shares of Series B 12% Cumulative Convertible Preferred Stock. Each stockholder of record, as of the Record Date, will have one vote for each share of voting Common Stock and voting Preferred Stock of the Company (or one-half of one vote for each fractional one-half share of the Convertible Noncumulative Preferred Stock) that the stockholder owned as of the Record Date. All shares of voting Common Stock and voting Preferred Stock will vote together as a single class on all matters coming before the Annual Meeting, and a majority of all of the outstanding shares of voting Common Stock and voting Preferred Stock of the Company, represented as a single class, entitled to notice of, and to vote at, the Annual Meeting, represented in person or by proxy, will constitute a quorum for the meeting.

     Pursuant to the General Corporation Law of the State of Delaware, only votes cast "For" a matter constitute affirmative votes. Proxies relating to the Election of Directors and Appointment of Auditors in which the stockholder fails to make a specification as to whether he votes "For", "Against", "Abstains" or "Withholds" as to a particular matter shall be considered as a vote "For" that matter. Proxies relating to any of the shareholder proposals in which the shareholder fails to make a specification as to whether he votes "For", "Against", or "Abstains" as to a particular shareholder proposal shall be considered a vote "Against" that proposal. Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Votes in which the stockholder specifies that he is "Withholding" or "Abstaining" from voting are counted for quorum purposes. Abstentions and broker non-votes are not considered as votes "For" a particular matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
________________________________________________
The following table shows the total number and percentage of the outstanding shares of the Company's voting Common Stock and voting Preferred Stock beneficially owned as of the close of business on the Record Date, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that the Company knows to have beneficial ownership of more than five percent (5%) of the Company's voting Common Stock and voting Preferred Stock. A person is deemed to be the beneficial owner of voting shares of Common Stock of the Company which he or she could acquire within sixty (60) days of the Record Date.

     Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.

                                               Amounts
Name and Address               Title           of Shares         Percent
      of                         of           Beneficially         of
Beneficial Owner               Class           Owned(1)          Class
________________              _______        ____________       _______

Jack E. Golsen and             Common         3,901,196 (3)(5)(6)  28.4%
members of his family(2)       Voting Preferred  20,000 (4)(6)     92.7%

Riverside Capital(7)
Advisors, Inc. and
Glenn S. Koach                 Common         1,816,007 (7)       12.6%

Ryback Management
Corporation                   Common          1,424,674 (8)       10.0%

Dimensional Fund
Advisors, Inc.                Common            748,800 (9)        5.8%
______________________________________

     (1) The Company based the information, with respect to beneficial ownership, on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

     (2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a Director, Vice Chairman of the Board of Directors, and President of the Environmental Control Business of the Company); son, Steven J. Golsen (Executive officer of several subsidiaries of the Company); and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen's address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179.

     (3) Includes (a) the following shares over which Jack E. Golsen ("J. Golsen") has the sole voting and dispositive power: (i) 89,028 shares that he owns of record, (ii) 99,000 shares that he has the right to acquire within sixty (60) days under a non-qualified stock option, (iii) 4,000 shares that he has the right to acquire upon conversion of a promissory note,(iv) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred") owned of record by him, (v) 10,000 shares owned of record by the MG Trust, of which he is the sole trustee, and (vi) 40,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (b) 1,081,984 shares owned of record by Sylvia H. Golsen, over which she and her husband, J. Golsen share voting and dispositive power;
(c) 244,563 shares over which Barry H. Golsen ("B. Golsen") has the sole voting and dispositive power, 533 shares owned of record by B. Golsen's wife, over which he shares the voting and dispositive power, and 9,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (d) 204,934 shares over which Steven J. Golsen
("S. Golsen") has the sole voting and dispositive power and 9,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (e) 217,460 shares held in trust for the grandchildren of J. Golsen and Sylvia H. Golsen of which B. Golsen,
S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly or individually are trustees; (f) 82,552 shares owned of record by L. Rappaport, over which L. Rappaport has the sole voting and dispositive power; (g) 1,042,699 shares owned of record by SBL Corporation ("SBL"), 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of the Company's non-voting $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred"), and 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and (h) 60,600 shares owned of record by Golsen Petroleum Corporation
("GPC"), which is a wholly-owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC. SBL is wholly-owned by Sylvia H. Golsen (40% owner),
B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and
L. Rappaport share the voting and dispositive power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

     (4)  Includes:  (a) 4,000 shares of Series B Preferred owned of record by
J. Golsen, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; and (c) 4,000 shares owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power.

     (5) Does not include 122,297 shares of Common Stock that L. Rappaport's husband owns of record and 9,000 shares which he has the right to acquire within the next sixty (60) days under the Company's stock option plans, all of which L. Rappaport disclaims beneficial ownership. Does not include 219,520 shares of Common Stock owned of record by the 1992 Trusts of
B. Golsen, S. Golsen, and L. Rappaport over which B. Golsen, S. Golsen and
L. Rappaport have no voting or dispositive power. Heidi Brown Shear is the Trustee of each of these trusts.

     (6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen, and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen, and
L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (4) above.

     (7) Riverside Capital Advisors, Inc. ("Riverside") may be deemed to beneficially own 1,742,832 of these shares (1,577,487 of which may only be acquired upon conversion of 364,400 shares of the Company's non-voting Series 2 Preferred owned by Riverside) as a result of having full discretionary investment authority over customers accounts to which it provides investment services, and 73,175 of these shares are owned directly by Glenn
S. Koach ("Koach"), a Vice President of Riverside. In January, 1997, Riverside, together with Koach, a Vice President of Riverside who has advised the Company that he directly owns 73,175 shares of Common Stock of the Company, Granite Capital, L.P. ("Granite") who has advised the Company that it owns 319,220 shares of Common Stock of the Company, and Carl and Olga Santangelo ("Santangelos") who have advised the Company they jointly own 9,133 shares of Common Stock of the Company, filed a joint group Schedule 13D, stating that such Schedule 13D was filed jointly due to an understanding among them to submit to the Company, and vote for, the three (3) shareholder proposals set forth in this Proxy Statement. The Schedule 13D further states that Riverside and Koach share voting and dispositive power of 1,742,832 shares (1,577,487 which can only be acquired upon Riverside's conversion of 364,400 shares of the Company's non-voting Series 2 Preferred owned by Riverside) held in Riverside's name and that Koach had sole voting and dispositive power of 73,175 shares. The Schedule 13D provides that Granite has sole voting and dispositive power over the shares of Common Stock that it beneficially owns; the Santangelos have sole voting and dispositive power of the shares of Common Stock that they beneficially own and each of Riverside, Koach, Granite and the Santangelos disclaim beneficial ownership of shares of Common Stock that are, or may be, deemed to be beneficially owned by, or on behalf of, any other person, to the extent beneficial ownership by such reporting persons of such shares of Common Stock may result in such other persons being deemed to be members of a group with such reporting persons.
As a result, the shares of Common Stock noted in this table as beneficially owned by Riverside and Koach do not include shares of Common Stock beneficially owned by Granite and the Santangelos. Further, the shares noted in the table do not include 6,247 shares of Common Stock owned directly by other officers of Riverside.

     (8) Ryback Management Corporation ("Ryback") is the Investment Company Advisor for Lindner Dividend Fund, a registered investment company, which owns 329,100 shares of Series 2 Preferred that is convertible into 1,424,674 shares of Common Stock. Ryback has sole voting and dispositive power over these shares.

     (9) Dimensional Fund Advisors, Inc. ( Dimensional ), a registered investment advisor, is deemed to have beneficial ownership of 748,800 shares of the Company's Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     SECURITY OWNERSHIP OF MANAGEMENT.
     _________________________________
     The following table sets forth information obtained from the directors and nominees to be elected as a director of the Company and the directors, nominees and executive officers of the Company as a group as to their beneficial ownership of the Company's voting Common Stock and voting Preferred Stock as of the Record Date.

     Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown below for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within sixty
(60) days of the Record Date, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

                                         Amounts of
                                           Shares
   Name of               Title of       Beneficially   Percent of
Beneficial Owner          Class            Owned          Class
________________         _______        ____________   __________

Raymond B. Ackerman      Common             11,000(2)      *

Robert C. Brown, M.D.    Common            218,329(3)     1.7%

Gerald J. Gagner         Common                -           -

Barry H. Golsen          Common          2,147,365(4)    15.9%
                         Voting Preferred   16,000(4)    74.2%

Jack E. Golsen           Common          3,133,154(5)    22.8%
                         Voting Preferred   20,000(5)    92.7%

David R. Goss            Common            200,585(6)     1.5%

Bernard G. Ille          Common            100,000(7)      *

Donald W. Munson         Common                432(8)      *

Horace G. Rhodes         Common              5,000(9)      *

Jerome D. Shaffer, M.D.  Common            139,363(10)    1.1%

Tony M. Shelby           Common            204,880(11)    1.6%

Directors and            Common          4,626,075(12)   33.3%
Executive Officers       Voting Preferred   20,000       92.7%
as a group (13
persons)
________________________________
*    Less than 1%.

     (1) The Company based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company s records.

     (2) Mr. Ackerman has sole voting and dispositive power over these shares. 1,000 of these shares are held in a trust for which Mr. Ackerman is both the settlor and the trustee and in which he has the vested interest in both the corpus and income. The remaining 10,000 shares of Common Stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

     (3) The amount shown includes 25,000 shares of Common Stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consist of 122,516 shares owned by Dr. Brown's wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 57,190 shares directly owned by the children of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.

     (4) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" of this item for a description of the amount and nature of the shares beneficially owned by B. Golsen, including 9,000 shares B. Golsen has the right to acquire within sixty (60) days.

     (5) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" of this item for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the shares J. Golsen has the right to acquire within sixty (60) days.

     (6) The amount shown includes 12,000 shares that Mr. Goss has the right to acquire within sixty (60) days pursuant to options granted under the Company's stock option plans, over which Mr. Goss has the sole voting and dispositive power. Mr. Goss disclaims beneficial ownership of 2,429 shares owned by Mr. Goss' wife, individually, and/or as custodian for Mr. Goss' children.

     (7) The amount includes (i) 25,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (ii) 75,000 shares owned of record by Mr. Ille's wife. Mr. Ille disclaims beneficial ownership of the 75,000 shares owned by Mr. Ille's wife.

     (8) These are shares of Common Stock that Mr. Munson has the right to acquire upon conversion of 100 shares of non-voting Series 2 Preferred that he beneficially owns and which Mr. Munson has sole voting and dispositive power.

     (9)  Mr. Rhodes has sole voting and dispositive power over these shares.

     (10) Dr. Shaffer has the sole voting and dispositive power over these shares, which include 15,000 shares that Dr. Shaffer may purchase pursuant to currently exercisable non-qualified stock options and 4,329 shares that Dr. Shaffer has the right to acquire upon conversion of 1,000 shares of Series 2 Preferred owned by Dr. Shaffer.

     (11) Mr. Shelby has the sole voting and dispositive power over these shares, which include 12,000 shares that Mr. Shelby has the right to acquire within sixty (60) days pursuant to options granted under the Company's ISOs and 15,152 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred owned by Mr. Shelby.

     (12) The amount shown includes 1,008,923 shares of Common Stock that executive officers, directors, or entities controlled by executive officers and directors of the Company have the right to acquire within sixty (60) days.


                              ELECTION OF DIRECTORS

GENERAL.
________
The Board of Directors has nominated for election to the Board of Directors five (5) nominees. Three (3) of the nominees, Barry H. Golsen, David R. Goss, and Jerome D. Shaffer, M.D., are presently serving as directors of the Company. The other two (2) nominees, Gerald J. Gagner and Donald W. Munson, are not presently serving as directors of the Company. Messrs. Golsen, Goss and Shaffer are to be elected for a term of three (3) years and until their successors are duly elected, while Mr. Munson is to be elected in the class whose term expires in 1999 and his successor is duly elected and Mr. Gagner is to be elected in the class whose term expires in 1998 and his successor is duly elected. If any of the nominees become unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy as the proxies will vote for the election of the person or persons recommended by the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees named above.

     The Certificate of Incorporation and By-laws of the Company provide for the division of the Board of Directors into three (3) classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three (3) years and until the shareholders elect their qualified successors. Barry H. Golsen, David R. Goss, and Jerome D. Shaffer are presently serving as directors of the Company in the class whose term is expiring as of the Annual Meeting.

     The Company's By-laws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The By-laws presently provide that the number of directors may consist of not less than three (3) nor more than eleven (11). The Board of Directors currently has set the number of directors at eleven
(11).

     The By-laws of the Company further provide that only persons nominated by or at the direction of: (i) the Board of Directors of the Company, or (ii) any stockholder of the Company entitled to vote for the election of the directors that complies with certain notice procedures, shall be eligible for election as a director of the Company. Any stockholder desiring to nominate any person as a director of the Company must give written notice to the Secretary of the Company at the Company's principal executive office not less than fifty (50) days prior to the date of the meeting of stockholders to elect directors; except, if less than sixty (60) days' notice or prior disclosure of the date of such meeting is given to the stockholders, then written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In addition, if the stockholder proposes to nominate any person, the stockholder's written notice to the Company must provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation
14A under the Securities Exchange Act of 1934, as amended.

     The following table sets forth the name, principal occupation, business experience, age, year in which the individual first became a director, and year in which the director's term will expire for each nominee for election as a director at the Annual Meeting and all other directors whose term will continue after the Annual Meeting.

               FIRST
               BECAME           TERM        PRINCIPAL OCCUPATION
 NAME AND AGE  A DIRECTOR      EXPIRES      AND OTHER INFORMATION
 ____________  __________      _______      _____________________

NOMINEES:
________

Gerald J. Gagner   (1)           1998      Mr. Gagner, a resident of New Hope,
Age 61                                     Pennsylvania, served as President,
                                           Chief Executive Officer and director
                                           of USPCI, Inc., a New York Stock
                                           Exchange Company involved in the
                                           waste management industry, from
                                           1984 until 1988, when USPCI was
                                           acquired by Union Pacific
                                           Corporation.  From 1988 to the
                                           present, Mr. Gagner has been engaged
                                           as a private investor.  Mr. Gagner
                                           has served, and is presently
                                           serving, as President and a
                                           director of Dragerton Investments,
                                           Inc., which developed and sold one
                                           of the world's largest industrial
                                           waste landfills, and is presently
                                           general partner of New West
                                           Investors, L.P., which has
                                           investments principally in the
                                           financial service industry.  Mr.
                                           Gagner is also a director of
                                           Automation Robotics, A.G., a
                                           German corporation.  Mr. Gagner has
                                           an engineering degree from the
                                           University of Utah.

Barry H. Golsen      1981     2000         Mr. Golsen, L.L.B., has served as
Age 46                                     Vice Chairman of the Board of the
                                           Company since August, 1994, and for
                                           more than five (5) years has been
                                           the President of the Company's
                                           Environmental Control Business.
                                           Mr. Golsen has both his
                                           undergraduate and law degrees
                                           from the University of Oklahoma.

David R. Goss        1971     2000         Mr. Goss, a certified public
Age 56                                     accountant, is a Senior Vice
                                           President-Operations of the
                                           Company and has served in
                                           substantially the same capacity
                                           for the past five (5) years.  Mr.
                                           Goss is a graduate of Rutgers
                                           University.

Donald W. Munson     (1)      1999         Mr. Munson is a resident of the
Age 64                                     United Kingdom.  From January 1988,
                                           until his retirement in August 1992,
                                           Mr. Munson served as President and
                                           Chief Operating Officer of Lennox
                                           Industries.  Prior to his election
                                           as President and Chief Operating
                                           Officer of Lennox Industries, Mr.
                                           Munson served as Executive Vice
                                           President of Lennox Industries'
                                           Canadian operation and Managing
                                           Director of Lennox Industries'
                                           European operations.  Prior to
                                           joining Lennox Industries, Mr.
                                           Munson served in various
                                           capacities with the Howden Group,
                                           a company located in the United
                                           Kingdom, and The Trane Company,
                                           including serving as the managing
                                           director of various companies within
                                           the Howden Group and Vice President-
                                           Europe for The Trane Company.  Mr.
                                           Munson is currently a consultant and
                                           international distributor for the
                                           Ducane Company, a manufacturer of
                                           certain types of residential air
                                           conditioning, air furnaces and other
                                           equipment, and is serving as a
                                           member of the Board of Directors
                                           of Beutot Clima, a French
                                           manufacturer of air-conditioning-
                                           heating equipment, which the
                                           Company has an option to acquire.
                                           Mr. Munson has degrees in
                                           engineering and business
                                           administration from the
                                           University of Minnesota.

Jerome D. Shaffer,   1969       2000       Dr. Shaffer, a director of the
M.D.,                                      Company since its inception, is
Age 80                                     currently a private investor.  He
                                           practiced medicine for many years
                                           until his retirement in 1987.  Dr.
                                           Shaffer is a graduate of Penn State
                                           University and received his
                                           medical degree from Jefferson
                                           Medical College.

OTHER DIRECTORS:
_______________


Robert C. Brown,       1969     1998      Dr. Brown has practiced medicine for
M.D.,                                     many years and is Vice President and
Age 66                                    Treasurer of Plaza Medical Group,
                                          P.C.  Dr. Brown is a graduate of
                                          Tufts University and received his
                                          medical degree from Tufts University.

Jack E. Golsen,        1969     1998      Mr. Golsen, founder of the Company,
Age 68                                    is Chairman of the Board and
                                          President of the Company and has
                                          served in that capacity since the
                                          inception of the Company in 1969.
                                          During 1996, Mr. Golsen was inducted
                                          into the Oklahoma Commerce and
                                          Industry Hall of Honor as one of
                                          Oklahoma's leading industrialists.
                                          Mr. Golsen has a degree from the
                                          University of New
                                          Mexico in Biochemistry.

Horace G. Rhodes,     1996      1998     Mr. Rhodes is the managing partner
Age 69                                   of the law firm of Kerr, Irvine,
                                         Rhodes & Ables and has served in
                                         such capacity and has practiced law
                                         for a period in excess of five (5)
                                         Since 1972, Mr. Rhodes has served as
                                         Executive Vice President and General
                                         Counsel for the Association of
                                         Oklahoma Life Insurance Companies
                                         and since 1982 has served as
                                         Executive Vice President and General
                                         Counsel for the Oklahoma Life and
                                         Health Insurance Guaranty Association.
                                         Mr. Rhodes received his undergraduate
                                         and law degrees from the University of
                                         Oklahoma.

Raymond B.            1993      1999     From 1972 until his retirement in
Ackerman,                                1992, Mr. Ackerman served as
Age 69                                   Chairman of the Board and President of
                                         Ackerman, McQueen, Inc., the largest
                                         public relations firm in Oklahoma. Mr.
                                         Ackerman currently serves as Chairman
                                         Emeritus of Ackerman, McQueen, Inc.
                                         Mr. Ackerman retired as a Rear Admiral
                                         from the United States Naval Reserves.
                                         Mr. Ackerman is a graduate of Oklahoma
                                         City University, and in 1996, he was
                                         awarded an honorary doctorate from
                                         Oklahoma City University.

Bernard G. Ille,      1971      1999     Mr. Ille served as President and
Age 70                                   Chief Executive Officer of First Life
                                         Assurance Company from May, 1988,
                                         until it was acquired by another
                                         company in March 1994.  In 1991,
                                         First Life was placed in
                                         conservatorship by the Oklahoma
                                         Department of Insurance and
                                         operated under conservatorship until
                                         sold in March 1994.  For more than
                                         five (5) years prior to joining First
                                         Life, Mr. Ille served as President of
                                         United Founders Life Insurance Company.
                                         Mr. Ille is a director of Landmark Land
                                         Company, Inc., which was the parent
                                         company of First Life.  Mr. Ille is
                                         currently a private investor.  He is
                                         a graduate of the University of
                                         Oklahoma.

Tony M. Shelby     1971       1999      Mr. Shelby, a certified public
Age 55                                  accountant, is Senior Vice President
                                        and Chief Financial Officer of the
                                        Company, a position he has held for a
                                        period in excess of five (5) years.
                                        Prior to becoming Senior Vice President
                                        and Chief Financial Officer of the
                                        Company, Mr. Shelby served as Chief
                                        Financial Officer of a subsidiary of
                                        the Company and was with the accounting
                                        firm of Arthur Young & Co., a
                                        predecessor to Ernst & Young.  Mr.
                                        Shelby is a graduate of Oklahoma City
                                        University.

________________
(1)  Has not previously served as a director of the Company.

     Approval of each nominee for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of the voting securities of the Company, voting together as one class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE (5) NOMINEES AS DIRECTORS OF THE COMPANY.

Family Relationships.
_____________________
ack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert
C. Brown, M.D.  Robert C. Brown, M.D. is the uncle of Barry H. Golsen.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS.
__________________________________________________
The Company has an Executive Salary Review Committee and an Audit Committee. The Company does not have a nominating committee. The Board of Directors nominates the nominees for election as directors of the Company.

     The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. The present members of the Executive Salary Review Committee are Robert C. Brown, M.D., Bernard G. Ille, and Jerome D. Shaffer, M.D. During 1996, the Executive Salary Review Committee had one (1) meeting.

     The Audit Committee's functions include: (a) recommending a public accounting firm for appointment by the Board of Directors for the purpose of conducting the annual audit of the Company; (b) reviewing the recommendations of the auditors regarding internal controls and procedures; (c) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting, and the application of financial resources; (d) reviewing all other matters and making special inquiries and investigations referred to it by the Board of Directors; and (e) making other recommendations to the Board of Directors as the Committee may deem appropriate. The members of the Audit Committee are Bernard G. Ille (Chairman), Jerome D. Shaffer, M.D., Robert C. Brown, M.D., and Horace G. Rhodes. The Audit Committee held three (3) meetings during 1996.

     The Board of Directors of the Company held six (6) meetings in 1996. During 1996, no incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.
________________________________________________________
Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 1996, or written representations that no such reports were required to be filed with the Securities and Exchange Commission, the Company believes that during 1996 all directors and officers of the Company and beneficial owners of more than ten percent (10%) of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act filed their required Forms 3, 4, or 5, as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis, except that Tony Shelby filed one late Form 4 to report one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
_______________________________________________
 A subsidiary of the Company, Hercules Energy Mfg. Corporation ("Hercules"), leases land and a building in Oklahoma City, Oklahoma from Mac Venture, Ltd. ("Mac Venture"), a limited partnership. GPC serves as the general partner of Mac Venture. The limited partners of Mac Venture include GPC and the three children of Jack E. Golsen. See "Security Ownership of Certain Beneficial Owners and Security Ownership of Management", above, for a discussion of the stock ownership of GPC. The land leased by Hercules from Mac Venture consists of a total of 341,000 square feet, with 44,000 square feet in the building. Hercules leases the property from Mac Venture for $7,500 per month under a triple net lease which began as of January 1, 1982, and expires on December 31, 1998.

     Northwest Internal Medicine Associates, ("Northwest") a division of Plaza Medical Group., P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Under such agreement, Northwest is paid $4,000 a month to perform all such examinations. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group., P.C.

     In 1983, LSB Chemical Corp. ("LSB Chemical"), a subsidiary of the Company, acquired all of the outstanding stock of El Dorado Chemical Company ("EDC") from its then four stockholders ("Ex-Stockholders"). A substantial portion of the purchase price consisted of an earnout based primarily on the annual after-tax earnings of EDC for a ten-year period. During 1989, two of the Ex-Stockholders received LSB Chemical promissory notes for a portion of their earnout, in lieu of cash, totaling approximately $896,000, payable $496,000 in January 1990, and $400,000 in May 1994. LSB Chemical agreed to a buyout of the balance of the earnout from the four Ex-Stockholders for an aggregate purchase amount of $1,231,000. LSB Chemical purchased for cash the earnout from two of the Ex-Stockholders and issued multi-year promissory notes totaling $676,000 to the other two Ex-Stockholders. Jack E. Golsen guaranteed LSB Chemical's payment obligation under the promissory notes. The unpaid balance of these notes at March 31, 1997, was $400,000.


                        EXECUTIVE COMPENSATION
                        AND OTHER INFORMATION
EXECUTIVE COMPENSATION.
_______________________

The following table shows the aggregate cash compensation which the Company and its subsidiaries paid or accrued to the Chief Executive Officer and each of the other four (4) most highly-paid executive officers of the Company (which includes the President of the Company's Environmental Control Business, who also serves as Vice Chairman of the Board of Directors of the Company and who performs key policy making functions for the Company). The table includes cash distributed for services rendered during 1996, plus any cash distributed during 1996 for services rendered in a prior year, less any amount relating to those services previously included in the cash compensation table for a prior year.

                      SUMMARY COMPENSATION TABLE
                      ___________________________

                                                            Long-term
                                                            Compen-
                                                            sation
                              Annual Compensation           Awards
                         ____________________________       _______

                                            Other                    All
                                            Annual    Securities     Other
                                            Compen-   Underlying    Compen-
 Name and                Salary    Bonus     sation     Stock        sation
  Position          Year   ($)     ($)(1)    ($)(2)    Options       ($)(3)
_____________       ____  _____    ______   _______   __________    _______

Jack E. Golsen,     1996 469,125      -        -      100,000          -
Chairman of the     1995 457,892   100,000     -         -             -
Board, President    1994 429,423   150,000     -      165,000(4)    100,000
 and Chief
Executive Officer

Barry H. Golsen,    1996 209,125      -        -      105,000          -
Vice Chairman of    1995 187,885    60,000     -         -             -
the Board of        1994 176,769    90,000     -         -          100,000
Directors and
President of the
Environmental
Control Business

David R. Goss,      1996 173,300      -        -      85,000           -
Senior Vice         1995 153,022   60,000      -         -             -
President -         1994 146,708   90,000      -         -          100,000
Operations

Tony M. Shelby,     1996 173,425      -        -      85,000           -
Senior Vice         1995 152,923   60,000      -         -             -
President/Chief     1994 146,708   90,000      -         -         100,000
Financial Officer

David M. Shear,     1996 151,300      -        -      64,000           -
Vice President/     1995 137,923   40,000      -         -             -
General Counsel     1994 128,827   40,000      -         -             -
_______________________________

     (1) Bonuses noted are for services rendered for the prior fiscal year. No bonuses for 1996 performance are to be paid to the above named executive officers.

     (2) Does not include perquisites and other personal benefits, securities or property for the named executive officer in any year if the aggregate amount of such compensation for such year does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for such year.

     (3)  In 1994, the Company paid to Messrs. J. Golsen, B. Golsen,
Goss, and Shelby an additional bonus of $100,000 each for their services as members of the Board of Directors of Equity Bank for Savings, F.A., during the six years that the Company owned that financial business, which was sold by the Company in 1994.

     (4) On June 1, 1989, the Company originally granted a nonqualified stock option to J. Golsen to purchase 165,000 shares of the Company's Common Stock at an exercise price of $2.625 per share (the "NQSO"), which on the date of grant was the fair market value of the Company's Common Stock. Prior to the NQSO's expiration date of June 1, 1994, the Company granted an extension of the option period of the NQSO for an additional five (5) year period, beginning on June 1, 1994, and terminating on June 1, 1999 (the "Extended NQSO"). The Extended NQSO vests and becomes exercisable at twenty percent (20%) per year on June 1, 1995, 1996, and 1997, and the remaining forty percent (40%) becomes exercisable June 1, 1998. The exercise price of the Extended NQSO is $2.625 per share, the same as the original NQSO. The Extended NQSO shall become immediately exercisable in full upon the death of the optionee or a change in control of the Company, and the Board of Directors of the Company may, at its option, accelerate such vesting at any time.

OPTION GRANTS IN 1996.
______________________
The following table sets forth information relating to individual grants of stock options made to each of the named executive officers in the above Summary Compensation Table during the last fiscal year:


                              INDIVIDUAL GRANTS

                    NUMBER OF                                           POTENTIAL REALIZABLE VALUE
                    SHARES OF                                           AT ASSUMED ANNUAL RATES
                   COMMON STOCK      % OF                                 OF STOCK PRICE
                    UNDERLYING     TOTAL OPTIONS                          APPRECIATION
                    OPTIONS         GRANTED       EXERCISE               FOR OPTION TERM (2)
                                                                         ___________________
                    GRANTED        EMPLOYEES        PRICE    EXPIRATION
     NAME:          (#)(1)          IN 1996        ($/SH)       DATE      5%($)    10%($)
_________________   _______        _________      ________    ________   _______  _______
Jack E. Golsen      100,000        13.9           $4.538      11/19/01   72,550   $210,325

Barry H. Golsen     100,000        13.9            4.538      11/19/01   72,550    210,325
                      5,000          .7            5.362       6/27/01    4,293     12,434

David R. Goss        80,000        11.1            4.125      11/19/06  207,900    524,700
                      5,000          .7            4.875       6/27/06   15,356     38,756

Tony M. Shelby       80,000        11.1            4.125      11/19/06  207,900    524,700
                      5,000          .7            4.875       6/27/06   15,356     38,756

David M. Shear       60,000         8.3            4.125      11/19/00  155,925    393,525
                      4,000          .6            4.875       6/27/06    12,285    31,005

(1)  The Company has adopted a 1981 Incentive Stock Option Plan (the
      "1981 Plan" ), a 1986 Incentive Stock Option Plan (the "1986 Plan"), and a 1993 Incentive Stock Option Plan (the "1993 Plan"). The 1981 Plan, 1986 Plan, and the 1993 Plan are collectively designated as the "Plans". The Plans provide that the Company may grant options under the Plans to key salaried employees of the Company. The option price for all options granted under the Plans cannot equal less than 100% (or 110% for persons possessing more than 10% of the voting stock of the Company) of the market value of the Company s Common Stock on the date of the grant. The Company could grant options under the 1981 Plan until November 30, 1991, until April 10, 1996 under the 1986 Plan, and until August 5, 2003 under the 1993 Plan. The holder of an option granted under the Plans may not exercise the option after ten (10) years from the date of grant of the option (or five (5) years for persons possessing more than 10% of the voting stock of the Company). The options become exercisable approximately 20% after one year from the date of grant, an additional 20% after two years, an additional 30% after three years, and the remaining 30% after four years.

(2) The potential realizable value of each grant of options assumes that the market price of the Company s Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates shown above each column. The actual value that an executive may realize, if any, will depend on the amount by which the market price of the Company s Common Stock at the time of exercise exceeds the exercise price of the option. As of April 17, 1997, the closing price of a share of the Company s Common Stock as quoted on the New York Stock Exchange was $4.50. There is no assurance that any executive will receive the amounts estimated in this table.

AGGREGATED OPTION EXERCISES IN 1996 AND FISCAL YEAR END OPTION VALUES.
______________________________________________________________________
The following table sets forth information concerning each exercise of stock options by each of the named executive officers during the last fiscal year and the year-end value of unexercised options:

                                         Number of               Value
                                         Securities          of Unexercised
                                         Underlying           In-the-Money
                                         Unexercised           Options at
                                         Options at             FY End
                                        FY End (#)(3)         ($) (3) (4)
                                        _____________         ____________
                  Shares
                 Acquired      Value
               on Exercise    Realized  Exercisable/          Exercisable/
     Name          (#)(1)     ($) (2)   Unexercisable         Unexercisable
_____________   _________     _______   _____________         _____________
Jack E. Golsen      -            -      106,000/              166,230/
                                        199,000    (5)        185,625

Barry H. Golsen     -            -       8,000/               8,496/
                                       105,000                  -

David R. Goss       -            -      11,000/              20,375/
                                        85,000               30,000

Tony M. Shelby      -            -      11,000/              20,375/
                                        85,000               30,000

David M. Shear      -            -      23,000/              36,875/
                                        64,000               22,500
____________________________________
     (1) Each number represents the number of shares received by the named individual upon exercise.

     (2) The values set forth in the column below are the difference between the market value of the Company's Common Stock on the date the particular option was exercised and the exercise price of such option.

     (3) The options granted under the Company's Plans become exercisable 20% after one year from date of grant, an additional 20% after two years, an additional 30% after three years, and the remaining 30% after four years.

     (4) The values are based on the difference between the price of the Company's Common Stock on the New York Stock Exchange at the close of trading on December 31, 1996 of $4.50 per share and the exercise price of such option. The actual value realized by a named executive on the exercise of these options depends on the market value of the Company's Common Stock on the date of exercise.

     (5) The amounts shown include a non-qualified stock option covering 165,000 shares of Common Stock, which vest and are exercisable 20% on June 1, 1995, June 1, 1996, and June 1, 1997, and the remaining 40% exercisable June 1, 1998.

     OTHER PLANS.
     ____________
The Board of Directors has adopted an LSB Industries, Inc., Employee Savings Plan (the "401(k) Plan") for the employees (including executive officers) of the Company and its subsidiaries, excluding certain (but not all) employees covered under union agreements. The 401(k) Plan is an employee contribution plan, and the Company and its subsidiaries make no contributions to the 401(k) Plan. The amount that an employee may contribute to the 401(k) Plan equals a certain percentage of the employee's compensation, with the percentage based on the employee's income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the employee's compensation each pay period, in accordance with the employee's instructions, and pays the amount into the 401(k) Plan for the employee's benefit. The Summary Compensation Table set forth above includes any amount contributed and deferred during the 1994, 1995, and 1996 fiscal years pursuant to the 401(k) Plan by the named executive officers of the Company.

     The Company has a death benefit plan for certain key employees.
Under the plan, the designated beneficiary of an employee covered by the plan will receive a monthly benefit for a period of ten (10) years if the employee dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at anytime prior to the employee's death. The Company has purchased life insurance on the life of each employee covered under the plan to provide, in large part, a source of funds for the Company's obligations under the Plan. The Company also will fund a portion of the benefits by investing the proceeds of such insurance policy received by the Company upon the employee's death. The Company is the owner and sole beneficiary of the insurance policy, with the proceeds payable to the Company upon the death of the employee. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the executive officers named in the Summary Compensation Table set forth above under the above-described death benefits plan.


                                     Amount of
          Name of Individual       Annual Payment
          __________________       ______________

          Jack E. Golsen           $175,000
          Barry H. Golsen          $ 30,000
          David R. Goss            $ 35,000
          Tony M. Shelby           $ 35,000
          David M. Shear           $    N/A

     In addition to the above-described plans, during 1991 the Company entered into a non-qualified arrangement with certain key employees of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65. Under the plan, the employee will be eligible to receive for the life of such employee, a designated benefit as set forth in the plan. In addition, if prior to attaining the age 65 the employee dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the employee will receive a monthly benefit for a period of ten (10) years. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at any time prior to the employee's death. The Company has purchased insurance on the life of each employee covered under the plan where the Company is the owner and sole beneficiary of the insurance policy, with the proceeds payable to the Company to provide a source of funds for the Company's obligations under the plan. The Company may also fund a portion of the benefits by investing the proceeds of such insurance policies. Under the terms of the plan, if the employee becomes disabled while in the employment of the Company or a wholly-owned subsidiary of the Company, the employee may request the Company to cash-in any life insurance on the life of such employee purchased to fund the Company's obligations under the plan. Jack E. Golsen does not participate in the plan. The following table sets forth the amounts of annual benefits payable to the executive officers named in the Summary Compensation Table set forth above under such retirement plan.

                                     Amount of
     Name of Individual            Annual Payment
     __________________            ______________
     Barry H. Golsen                 $17,480
     David R. Goss                   $17,403
     Tony M. Shelby                  $15,605
     David M. Shear                  $17,822



     COMPENSATION OF DIRECTORS.
     __________________________
In 1996, the Company compensated each non-management director of the Company for his services in the amount of $4,500, with the exception of Mr. Rhodes who received $3,516 as a pro-rated fee for service during 1996 subsequent to his election to the Board in March 1996. The non-management directors of the Company also received $500 for every meeting of the Board of Directors attended during 1996. Each member of the Audit Committee, consisting of Messrs. Rhodes, Ille, Brown, and Shaffer, received an additional $20,000 for his services in 1996, with the exception of Mr. Rhodes who received $17,500. Each member of the Public Relations and Marketing Committee, consisting of Messrs. Ackerman and Ille, received an additional $20,000 for his services in 1996.

     In September 1993, the Company adopted the 1993 Non-Employee
Director Stock Option Plan (the "Outside Director Plan"). The Outside Director Plan authorizes the grant of non-qualified stock options to each member of the Company's Board of Directors who is not an officer or employee of the Company or its subsidiaries. The maximum shares for which options may be issued under the Outside Director Plan will be 150,000 shares (subject to adjustment as provided in the Outside Director Plan). The Company shall automatically grant to each outside director an option to acquire 5,000 shares of the Company's Common Stock on April 30 following the end of each of the Company's fiscal years in which the Company realizes net income of $9.2 million or more for such fiscal year. The exercise price for an option granted under the Outside Director Plan shall be the fair market value of the shares of Common Stock at the time the option is granted. Each option granted under the Outside Director Plan, to the extent not exercised, shall terminate upon the earlier of the termination of the outside director as a member of the Company's Board of Directors or the fifth anniversary of the date such option was granted.
On April 30, 1995, options to acquire 5,000 shares of Common Stock were granted under this plan to each of Messrs. Ille, Brown, Shaffer, and Ackerman, at a per share exercise price of $5.375. The Company did not grant options under the Outside Director Plan in April, 1996, or April, 1997.

     EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN
     ________________________________________________________________
 CONTROL ARRANGEMENTS.
______________________

(A) TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS. The Company has entered into severance agreements with Jack E. Golsen, Barry
H. Golsen, Tony M. Shelby, David R. Goss, David M. Shear, and certain other officers of the Company and subsidiaries of the Company.

     Each severance agreement provides (among other things) that if, within twenty-four (24) months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer's employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), the Company must pay the officer an amount equal to 2.9 times the officer's base amount (as defined). The phrase "base amount" means the average annual gross compensation paid by the Company to the officer and includable in the officer's gross income during the period consisting of the most recent five (5) year period immediately preceding the change in control. If the officer has been employed by the Company for less than 5 years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

     The severance agreements provide that a "change in control" means a change in control of the Company of a nature that would require the filing of a Form 8-K with the Securities and Exchange Commission and, in any event, would mean when: (1) any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company's outstanding voting securities having the right to vote for the election of directors, except acquisitions by: (a) any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or (b) Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least eighty percent (80%) of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates; (2) individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the "Incumbent Board") and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or (3) the sale by the Company of all or substantially all of its assets.

     Except for the severance agreement with Jack E. Golsen, the termination of an officer's employment with the Company "for cause" means termination because of: (a) the mental or physical disability from performing the officer's duties for a period of one hundred twenty (120) consecutive days or one hundred eighty days (even though not consecutive) within a three hundred sixty (360) day period; (b) the conviction of a felony; (c) the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or (d) the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company's Board of Directors within the reasonable scope of the officer's duties performed during the sixty (60) day period prior to the change in control. The definition of "Cause" contained in the severance agreement with Jack
     E. Golsen means termination because of: (a) the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or (b) if due to Mr. Golsen's serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that (i) no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (ii) failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

     The termination of an officer's employment with the Company for "good reason" means termination because of (a) the assignment to the officer of duties inconsistent with the officer's position, authority, duties, or responsibilities during the sixty (60) day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities; (b) the relocation of the officer; (c) any purported termination by the Company of the officer's employment with the Company otherwise than as permitted by the severance agreement; or (d) in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

     Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the officer's normal retirement date from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least sixty (60) days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three (3) years from the date of the severance agreement; except that, commencing on the date one (1) year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three (3) years from such renewal date, unless the Company gives notices otherwise at least one (1) year prior to the renewal date.

     Effective June 1, 1994, the Company extended until June 1, 1999, the option period of a nonqualified stock option previously granted to Jack E. Golsen for the purchase of 165,000 shares of the Company's Common Stock at an exercise price of $2.625 per share (the "Extended NQSO"). The Extended NQSO vests and becomes exercisable at twenty percent (20%) per year on June 1, 1995, 1996, and 1997, and the remaining forty percent (40%) becomes exercisable on June 1, 1998. The terms of the Extended NQSO provide, in part, that the Extended NQSO shall become immediately exercisable upon a change in control of the Company. A "change in control" for purposes of the Extended NQSO, shall be deemed to have occurred upon any of the following events: (i) consummation of any of the following transactions: any merger, recapitalization, or other business combination of the Company pursuant to which the Company is the non-surviving corporation, unless the majority of the holders of Common Stock immediately prior to such transaction will own at least fifty percent (50%) of the total voting power of the then outstanding securities of the surviving corporation immediately after such transaction; (ii) a transaction in which any person, corporation, or other entity (A) shall purchase any Common Stock pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors or (B) shall become the "beneficial owner" (as such term is defined in Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended) of securities of the Company representing fifty percent (50%) or more of the total voting power of the then outstanding securities of the Company; or (iii) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the entire Board of Directors and any new director whose election by the Board of Directors, or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously approved, cease for any reason to constitute a majority thereof.

(B) EMPLOYMENT AGREEMENT. In March 1996, the Company entered into an employment agreement with Jack E. Golsen. The employment agreement requires the Company to employ Jack E. Golsen as an executive officer of the Company for an initial term of three (3) years and provides for two (2) automatic renewals of three (3) years each unless terminated by either party by the giving of written notice at least one (1) year prior to the end of the initial or first renewal period, whichever is applicable. Under the terms of such employment agreement, Mr. Golsen shall be paid (i) an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen's 1995 base salary, (ii) an annual bonus in an amount as determined by the Compensation Committee, and (iii) receive from the Company certain other fringe benefits. The employment agreement provides that Mr. Golsen's employment may not be terminated, except
     (i) upon conviction of a felony involving moral turpitude after all appeals have been exhausted, (ii) Mr. Golsen's serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (iii) Mr. Golsen's death; provided, however, no such termination under (i) or (ii) above may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated (i) or (ii) above. If Mr. Golsen's employment is terminated in breach of this Agreement, then he shall, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen (i) in a lump sum cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen's annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times (a) the number of years remaining under the employment agreement or (b) four (4) if such termination occurs during the last twelve (12) months of the initial period or the first renewal period, and (ii) provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement, or, if terminated at any time during the last twelve (12) months of the initial period or first renewal period, then during the remainder of the term and the next renewal period.

     If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company) and within twenty-four
     (24) months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

     In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of twelve (12) consecutive months within any two (2) year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter sixty percent (60%) of such salary until Mr. Golsen's death.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.
     ____________________________________________________________
 The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. This Committee generally considers and approves the recommendations of the President. The members of the Executive Salary Review Committee are the following non-management directors: Robert C. Brown, M.D., Jerome D. Shaffer, M.D., and Bernard G. Ille. During 1996, the Executive Salary Review Committee had one (1) meeting.

     See "Compensation of Directors" for information concerning compensation paid and options granted to non-employee directors of the Company during 1996 for services as a director to the Company.

     REPORT OF EXECUTIVE SALARY REVIEW COMMITTEE.
     ____________________________________________
 The following report by the Executive Salary Review Committee required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement shall not be considered incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

GENERAL.

     The Executive Salary Review Committee ("Committee") is presently comprised of three (3) directors of the Company, who are not current or former employees of the Company. See "Compensation Committee Interlocks and Insider Participation" . The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS.

     Although the Committee has not established specific quantitative compensation policies for executive officers of the Company, including the President-Chief Executive Officer, the Committee reviews each executive officer's performance on behalf of the Company during the last preceding year in establishing the executive officer's bonus for such year, if any, and any increase or decreases to such executive officers' compensation for the next year. The guiding principle of the Committee is based on the following objectives: (i) to attract and retain qualified executives in a highly competitive environment who will play significant roles in achieving the Company's goals; (ii) to reward executives for strategic management and the long-term enhancement of shareholder value; (iii) to create a performance-oriented environment that rewards performance with respect to financial and operational goals of the Company; and, (iv) motivate executives to protect the interests of the Company in all situations. The key elements of the Company's executive compensation program have consisted of a base salary, bonus and stock options.

     As to the compensation (salary and bonus) paid or payable to executive officers, other than the President-Chief Executive Officer, the President-Chief Executive Officer makes a recommendation to the Committee. The Committee considers such recommendations. The President-Chief Executive Officer's recommendation with respect to base salary and the Committee's approval or disapproval of such recommendation is primarily based on the objectives set forth above. With respect to bonus compensation, such recommendation by the President - Chief Executive Officer and approval is closely tied to the individual's performance and the Company's financial performance.

     Jack E. Golsen has been President and Chief Executive Officer of the Company since its formation in 1969. In setting Mr. Golsen's salary and bonus, the Committee takes into account shareholder value, which he helped create, and the fact that Mr. Golsen initiated and continues to spearhead the strategy of expanding and diversifying the Company through internal growth, acquisitions, redeployment of assets and personnel and development of international markets. Due to losses sustained by the Company in 1995 and 1996, increases in Mr. Golsen's annual salary for 1995 and 1996 were nominal. In March 1996, the Company entered into an employment agreement with Mr. Golsen, which employment agreement set Mr. Golsen's salary at his 1995 base rate, as adjusted from time to time by the Committee. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change in Control Arrangements".

     Bonuses, if any, are paid to executive officers in arrears for performance during the previous fiscal year. Due to the Company's performance in 1996, no bonuses were paid for 1996 performance to the executive officers of the Company, including Jack E. Golsen. The
Committee considers the payment of bonuses to be consistent with the goals set forth above.

     In June, 1994, the Committee granted a one time fee to each of Barry
H. Golsen, Jack E. Golsen, David R. Goss, Jim D. Jones, and Tony M. Shelby, executive officers of the Company, of $100,000 for their non-compensated services as directors of Equity Bank for Savings, F.A. ("Equity Bank") from the time of Equity Bank's acquisition by the Company in March, 1988, until Equity Bank was sold by the Company in May, 1994. The Committee considered that their service as directors of Equity Bank were important factors in the growth of Equity Bank from 1988, to May, 1994, and their contribution assisted the Company in selling Equity Bank for approximately $92 million and a pre-tax profit of approximately $24.2 million.

     The Company has had a practice of granting stock options to the President-Chief Executive Officer and other executive officers of the Company. This practice is founded on the belief that stock options offer executive officers a valuable incentive to achieve increased profitability of the Company in order to enhance shareholder value. There are no specific factors used to determine the number of options granted or to the timing of such grants; however, certain criteria are considered such as length of service, level of responsibility, and the achievement of the Company's earnings objective.

                    MEMBERS OF THE COMMITTEE:
                    _________________________

                    Bernard G. Ille, Chairman
                    Robert C. Brown, M.D.
                    Jerome D. Shaffer, M.D.


     FIVE YEAR TOTAL SHAREHOLDER RETURN GRAPH.
     _________________________________________
Due to the constraints of the EDGAR system, the performance graph (in a line graph format) has been omitted. The following table has been provided to take its place in the EDGAR filing. The following table compares the yearly percentage change in the cumulative total shareholder return assuming reinvestment of dividends, if any, of (i) the Company,
(ii) a composite index ("Peer Group ") comprised of a peer group of entities from two distinct industries which represent the Company's two primary lines of business (Chemical and Environmental Control), and (iii) the New York Stock Exchange Market Value Index ("Broad Market"). The table set forth below covers the period from year-end 1991 through year-end 1996.

                              FISCAL YEAR ENDING
                               __________________
                       1991      1992    1993    1994     1995    1996
                       ____      ____    ____    ____     ____    ____

     LSB IND., INC.   100.00    550.00  784.64  507.49   359.53  374.16
     PEER GROUP       100.00    103.67  117.89  111.36   138.16  156.41
     BROAD MARKET     100.00    104.70  118.88  116.57   151.15  182.08

     Assumes $100 invested at year-end 1991 in the Company, the Peer Group, and the NYSE MVI.

     The Peer Group was developed for the Company by Media General Financial Services and is comprised of certain companies that have Standard Industrial Classification ("SIC") codes which the Company believes correspond to the Company's primary lines of business. The companies which comprise the Peer Group are listed on Exhibit "A" to this Proxy Statement. The Peer Group is comprised of (a) chemical companies having SIC codes 102 (sulfuric and nitrate) and 103 (specialty chemicals); and (b) environmental control companies having SIC code 059 (plumbing, heating, and air conditioning), and is provided for comparison to the Company's two primary lines of business -- Chemical and Environmental Control. The NYSE MVI line is provided as a result of the Company's common stock being listed on the New York Stock Exchange. The Company has been advised that the cumulative total return of each component company in the Peer Group has been weighted according to the respective company's stock market capitalization. In light of the Company's unique industry diversification, the Company believes that the Peer Group is appropriate for comparison to the Company.

     The above Five-Year Total Shareholder Return Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.


                     SELECTION OF INDEPENDENT AUDITORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP.

     The Board of Directors, based on the recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP, certified public accountants, ("Ernst & Young") as the Company's auditors for 1997, subject to the approval and ratification by the stockholders. Ernst & Young (or its predecessor, Arthur Young & Company) has served as the Company's auditors for a period in excess of five (5) years, including the fiscal year most recently completed.

     In line with past practices, it is expected that one or more representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

          SHAREHOLDER PROPOSAL--Amend Bylaws of the
          Company to Prohibit the Election to the
          Board of Directors of Anyone Above the Age of 70.

     The Company has been advised by Carl G. and Olga W. Santangelo (the "Santangelos"), 3000 North Federal Highway, Fort Lauderdale, Florida 33306, and beneficial owners of 9,033 shares of voting securities of the Company, that they intend to present for consideration and action at the 1997 Annual Meeting the resolution set forth below. See footnote (7) under "Securities and Principal Holders--Security Ownership of Certain Beneficial Owners."

     RESOLVED, that the Bylaws of the Company be amended to prohibit, commencing with directors to be elected at the 1998 annual meeting of stockholders, the election of any individual above the age of seventy as a director of the Company

SHAREHOLDER SUPPORTING STATEMENT

     Certain members of the Company's Board of Directors may, if permitted, remain entrenched in their positions even though they may no longer be capable of approaching their responsibilities with the vigor and flexible outlook demanded of an effective Board member. In addition, the extended entrenchment of Board members makes it more difficult to introduce new members, with fresh ideas and innovations, to the Board.
The imposition of a maximum age limit on nominees for election as Company directors will not only reduce the possibility that a director's age will adversely affect his ability to serve the Company, but will also facilitate periodic changes in the constitution of the Board that will help to bring new ideas and approaches to bear on Company issues.

STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

     The Company believes that having a superior Board is a must at all times, but is particularly essential during times of difficulty or restructuring, when Board experience can provide the stability and know-how to allow the Company to develop and carry out its complex strategic plans. Prohibiting an eminently qualified person from serving as a director for the sole reason that he or she is above the age of 70 is as counterproductive as any other broad objective limitation on management personnel. If this Bylaw amendment, as proposed above, is adopted, the Company and the stockholders would be deprived of the experience and competence as a member of the Board of anyone that is above the age of 70. As the United States and various state governments have recognized in passage of a variety of laws prohibiting age-related job discrimination, the establishment of an arbitrary forced age for retirement is not supported by science or by common experience. Competence and excellence as a director simply cannot be determined solely as a result of a person being above 70 years old and completely unrelated to the ability to perform.

     The process whereby the most qualified persons may be nominated as director of the Company and such persons are elected or not elected to such position, as determined by the stockholders, is the process at the heart of democratic corporate governance. The Company believes that freedom in nomination and election is the best way to assure that the Company is managed by a first-rate Board.

     It should be noted that the stockholders that submitted this proposal are members of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group Schedule 13D for all five stockholders. Other members of this same joint group submitted the shareholder proposals relating to the adoption of cumulative voting of the Board of Directors and elimination of the Company's classified Board of Directors.

     THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     PURSUANT TO THE PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, APPROVAL OF THE ABOVE SHAREHOLDER PROPOSAL WOULD REQUIRE THE AFFIRMATIVE VOTE OF SIXTY-SIX AND TWO-THIRDS OF THE OUTSTANDING SHARES OF VOTING STOCK OF THE COMPANY, VOTING AS A SINGLE CLASS. UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES WILL HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.

     SHAREHOLDER PROPOSAL--Cumulative Voting

     The Company has been advised by Granite Capital, L.P. ("Granite"), 126 East 56th Street, 25th Floor, New York, New York 10022, and beneficial owner of 319,220 shares of voting securities of the Company, that they intend to present for consideration and action at the 1997 Annual Meeting the resolution set forth below. See footnote (7) under "Securities and Principal Holders--Security Ownership of Certain Beneficial Owners."

          RESOLVED, that the stockholders of the Company recommend that as soon as practicable, the Board of Directors take all steps within its legal power and in accordance with applicable law as are necessary to declassify the Board for the purpose of director elections, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

SHAREHOLDER SUPPORTING STATEMENT

     Company directors are currently divided into three classes consisting of three directors each. A single class of directors is elected to a three-year term at each annual meeting of stockholders. This "staggered" Board structure is detrimental to the interests of the Company's stockholders in two significant respects.

     First, the three-year terms of the Company's directors dilute their accountability to stockholders. Individual directors whose performance may not be satisfactory to the Company's stockholders are nevertheless assured of three-year terms. Even if a majority of the Company's stockholders are dissatisfied with the performance of its Board, they may be unable to effectuate a change in a controlling majority of its members until after two annual Board elections. Directors should be properly accountable to stockholders through elections on an annual basis.

     Second, a staggered Board often discourages takeover proposals since an outside suitor may be unable to obtain control of the Board until after at least two annual Board elections. An increased potentiality for a takeover would enhance the Board's accountability to stockholder interests and, by deterring such takeovers, the Board may be denying the Company's stockholders opportunities to maximize their investment in the Company. The opportunity for the Company's stockholders to consider takeover proposals that might be in their interests to accept should not be diminished by unnecessary impediments to potential acquirers of the Company.

STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     Since the inception of the Company in 1969, the Company has had a classified Board providing for three-year staggered terms rather than only one-year terms. The Company firmly believes that a classified board has been, and continues to be, in the best interests of the Company and its
stockholders.   Continuity, long-term business strategy and policy, and
stability in the management of the Company's affairs are enhanced by having directors who serve three-year, rather than one-year, terms. This system generally assures that, at any given time, at least two-thirds of the directors will have at least one year of prior experience and familiarity with the business and affairs of the Company.

     A classified board is a widely used safeguard to protect against inadequate tender offers or unsolicited attempts to seize control of a company. The Company's classified Board is intended to encourage a person seeking to obtain control of the Company to negotiate with the Board. Because the Company's classified Board generally prevents a hostile actor from replacing the Board in less than twelve (12) months, the classified system gives the Board time and ability to evaluate any proposal, to study alternatives, to negotiate the best result for all stockholders, and to ensure that stockholder value is maximized.

     In the statement in support of its proposal, the proponent suggests that staggered terms lessen the directors' accountability to the stockholders. The Board disagrees. Any director may be removed by the stockholders at any time for cause, and each year approximately one-third of the directors stand for election. The Board believes that these factors provide an effective balance between accountability and the need for stability and experience on the Board.

     It should be noted that the stockholder that submitted this proposal is a member of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group Schedule 13D for all five stockholders. Other members of this same joint group submitted the stockholder proposals relating to the adoption of cumulative voting of the Board of Directors and amendment to the Bylaws requiring the Company not to nominate or renominate as a director any person who is 70 years of age or older.

     Approval of the proposal will require the affirmative vote of a majority of the votes cast by holders of voting stock entitled to vote at the Annual Meeting who are present in person or represented by proxy, voting as a single class. Approval of this proposal would not, however, require that the requested action be taken since the proposal is only a recommendation to the Board of Directors. In order to declassify the Board, it would be necessary to amend the Company's Certificate of Incorporation. Under Delaware law an amendment to the Company's Certificate of Incorporation to eliminate the Company's classified board must first be recommend by the Board of Directors to the shareholders of the Company entitled to vote, and thereafter under the Company's Certificate of Incorporation such amendment would require the affirmative vote of sixty-six and two-thirds of the outstanding shares of voting stock of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

     UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL -- ELIMINATION OF STAGGERED BOARD

     The Company has been advised by Riverside Capital Advisors, Inc. ("Riverside") and Glenn S. Koach ("Koach"), Vice President of Riverside, 1650 Southeast 17th Street, Suite 204, Fort Lauderdale, Florida 33316-1735, and the beneficial owners of 238,520 shares of voting securities of the Company, that they intend to present for consideration and action at the 1997 Annual Meeting the resolution set forth below. See "Securities and Principal Holders--Security Ownership of Certain Beneficial Owners."

     RESOLVED, that the stockholders of the Company recommend that as soon as practicable, the Board of Directors of the Company take all steps within its legal power and in accordance with applicable law as are necessary to institute cumulative voting in the election of directors.

SHAREHOLDER SUPPORTING STATEMENT

     Since the Company stockholders currently vote their shares for each director nominee on a one-share, one-vote basis, the holders of a majority of the votes cast in an election of directors have the ability to control the election of all directors and the holders of less than a majority of the votes cast may be denied any direct representation on the Board.

     The establishment of cumulative voting in the election of directors would entitle each stockholder to as many votes as equals the number of shares of the Company's voting stock he or she owns, multiplied by the number of directors to be elected. All such votes may be cast for a single candidate, or may be allocated among two or more candidates, as the stockholder sees fit. The effect of cumulative voting is that stockholders may, if they allocate their votes properly, have sufficient votes to elect one or more Board members, notwithstanding that such stockholders own, in the aggregate, only a minority of the shares being voted in the election.

     In accordance with principles of corporate democracy, holders of a sizable number of Company shares should be entitled to have their views and interests represented on the Board whether or not they constitute a voting majority. The stockholder voting system currently in place serves to perpetuate the views of an entrenched majority of the Company's stockholders and offers no direct voice on the Board for the views and interests of the Company's minority stockholders, even if they hold a significant portion of the Company's voting stock. Through the institution of cumulative voting, the interests of the Company will be better served by enabling a broader range of stockholder views and interests to be represented in Board deliberations.

STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     Directors should be elected on their ability and commitment to represent the best interests of the Company and the stockholders as a whole. This principle is best served under the Company's present democratic method for election of directors, whereby each director is elected by a majority of all of the stockholders of the Company who vote and each director's loyalty is clearly to all stockholders. The Board embraces this principle by seeking nominees on the basis of personal achievements, business acumen, diversity, integrity, sound judgment, energy, willingness to serve, and other criteria relevant to their ability to be effective representatives of all of the stockholders of the Company, not just a small group of stockholders.

      The Company agrees that independent minded directors are important to the effectiveness of your Board and that honest differences of opinion among experienced, knowledgeable persons with the objective of promoting the best interests of the stockholders can often lead to more thoroughly discussed decisions. However, the adoption of cumulative voting would allow a relatively small group of stockholders to elect one or more directors to advocate the special interests or points of view of that group, regardless of the wishes of the majority of stockholders and regardless of the best interest of the Company. The election of directors to the Board who have been elected by a particular group through cumulative voting, may lead to adversarial Board meetings with each director advocating the position of the group responsible for such director's election, rather than a position which is in the best interest of the Company and all of the stockholders. This could cause divisions in the Board and could adversely affect the operations of the business and affairs of the Company.

     The Company notes that the stockholders who submitted this proposal are members of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group Schedule 13D for all five stockholders. Other members of this same joint group submitted the shareholders proposal relating to elimination of a classified Board of Directors and amendment to the Bylaws requiring the Company not to nominate or renominate as a director any person who is 70 years of age or older. If the Company amended its Restated Certificate of Incorporation to provide for cumulative voting of the Board of Directors of the Company and to eliminate the classified Board of Directors, this single joint group of five stockholders would singlehandedly be able to elect a person to the Board against the votes and wishes of all other stockholders of the Company assuming Riverside converted into Common Stock all shares of non-voting convertible preferred stock held by it and assuming that there continues to be six or more directors on the Board.

     The Company recognizes that every stockholder of LSB is a minority stockholder and, consequently, that the future of the minority stockholders is the future of the Company. Therefore, the Company strongly believes each director elected to the Board should feel a responsibility to serve the best interests of all of its stockholders rather than the special interests of a particular group . The Company believes that the current system of voting, providing for the election of directors by plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote, provides the best assurance that the directors' decisions will be in the best interests of all stockholders and will provide the most effective management for the Company.

     Approval of the proposal will require the affirmative vote of a majority of the votes cast by holders of voting stock entitled to vote at the Annual Meeting who are present in person or represented by proxy,
voting as a single class.   Approval of this proposal would not, however,
require that the requested action be taken since the proposal is only a recommendation to the Board of Directors. In order to institute cumulative voting, it would be necessary to amend the Company's Certificate of Incorporation. Under Delaware law, an amendment to the Company's Certificate of Incorporation relating to cumulative voting must first be recommended by the Board of Directors of the Company to the shareholders of the Company entitled to vote and thereafter such amendment must be approved by a majority of the outstanding stock of the Company entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

     UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.

                                   OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Annual Meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

     Pursuant to the By-laws of the Company, only such business shall be conducted at the Annual Meeting as shall have been brought before the meeting (i) by or at the direction of the Board of Directors of the Company, or (ii) by any stockholder of the Company who is entitled to vote at the Annual Meeting and who complies with the following notice requirements. No business may be properly brought before the Annual Meeting by a stockholder unless the stockholder gives written notice to the Secretary of the Company of the business to be presented at the Annual Meeting not less than fifty (50) days prior to the date of the Annual Meeting (or in the event that less than sixty (60) days notice, or public disclosure of the date of the Annual Meeting, is given or made to stockholders, written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth
(10th) day following the day on which notice of the date of the meeting was mailed or public disclosure was made). The written notice must set forth: (i) a brief description of the business desired to be presented before the Annual Meeting and reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company's voting stock beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.

                              LSB INDUSTRIES, INC.
                              BY ORDER OF
                              THE BOARD OF DIRECTORS
DATE:  May 27, 1997
                              David M. Shear
                              Secretary



                              Exhibit  A

AAON INC                      MASCO CORP
ACR GROUP INC                 MELAMINE CHEMICALS INC
ADM TRONICS UNLIMITED         MESTEK INC
AGRIUM INC                    METALCLAD CORP
AIRGAS INC                    MINERALS TECHNOLOGIES
ALBEMARLE CORP                MONTEDISON SPA ADR ORD
ALCIDE CORP                   MORTON INTERNAT INC.
AMCOL INTERNATIONAL CORP      MYCOGEN CORP
AMERICAN STANDARD COS         N-VIRO INTERNAT CORP
BALCHEM CORP                  NALCO CHEMICAL CO
BEARD CO                      NCH CORP
BETZ DEARBORN INC             NORSK HYRDO AS ADR
BUSH BOAKE ALLEN INC          NORTHERN TECHNOLOGY
CAMBREX CORP                  NUCLEAR METALS INC
CARBIDE/GRAPHITE GRP INC      NUCO2 INC
CATALYTICA INC                OM GROUP INC
CHEMED CORP                   P&F INDUSTRIES CL A
CLEAN DIESEL TECH INC         PENWEST LTD
CONSEP INC                    PETROLITE CORP
CONTINENTAL MATERIALS CP      POLYDEX PHARMACEUTICALS
CROMPTON & KNOWLES CORP       PRAXAIR INC
CYANOTECH CORP                QUAKER CHEMICAL CORP
CYTEC INDUSTRIES INC          RICH COAST INC
DANAHER CORP                  RINGER CORP
DETREX CORPORATION            RONSON CORP
DEXTER CORP                   SOCTSMAN INDUSTRIES INC
DUALSTAR TECHNOLOGIES CP      SCOTT'S LIQUID GOLD INC
DURIRON INC                   SIGMA-ALDRICH CORP
DWYER GROUP INC               SOCIEDAD QUIMICA CHILE
ECOGEN INC                    STAKE TECHNOL LTD
ECOSCIENCE CORP               STANDEX INTERNAT CORP
EDITEK INC                    SYBRON CHEMICAL INC
ENERGY BIOSYSTEMS CORP        SYNTHETECH INC
ENVIRON TECHNOLOGY CORP       TEAM INC
FERRO CORP                    TECUMSEH PRODUCTS CL A
FLAMEMASTER CORP              TERRA INDUSTRIES INC
FREEPORT MCMORAN INC          TERRA NITROGEN CO LP
FREEPORT MCMORAN RSC PRT      THIOKOL CORP
FULLER, H.B. CO               TOWER TECH INC
GLOBAL CASINOS INC            U.S. HOME & GARDEN INC
GREAT LAKES CHEMICAL CP       U.S. LIME & MINERALS INC
H.E.R.C. PRODUCTS INC         UNIROYAL TECH CORP
HAUSER INC (CO)               UNITED STATES FILTER CP
HAWKINS CHEMICAL INC          VALHI INC
HIGH PLAINS CORP              WATSCO INC
HUNTINGDON LIFE SCIENCES      WD-40 CO
ICC TECHNOLOGIES INC          YORK INTERNAT CORP
IMC GLOBAL INC
INTER-CITY PRODUCTS CORP
INTERNAT FLAVORS & FRAG
IVAX CORP
KINARK CORP
KYZEN CORP CL A
LANCER CORP
LAWTER INTERNAT INC.
LEARONAL INC
LESCO INC
LSB INDUSTRIES INC
LUBRIZOL CORP
MACDERMID INC
MACE SECURITY INTERNAT
MALLINCKRODT INC